EXHIBIT 99.02

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com
Press Release

2 November 2007

Shire plc (the "Company")

The Company announces that on 1 November 2007 the following Person Discharging Managerial Responsibility (“PDMR”) was granted awards under the Shire plc Portfolio Share Plan (the “Plan”).

Awards of Stock Settled Appreciation Rights (“SARs”) under Part A of the Plan

Name of PDMR	Type of Security	No of Ordinary Shares or ADRs	Exercise price
Sylvie Gregoire	American Depositary Shares (“ADS”)	23,333	$73.62

SARs will normally vest after three years.  Once vested, SARs will be capable of exercise for a period of two years.  No consideration was paid for the grant of the SARs.

Performance Share Awards (“PSP Awards”) under Part B of the Plan

Name of PDMR	Type of Security	No of Ordinary Shares or ADRs	Market value
Sylvie Gregoire	American Depositary Shares (“ADS”)	10,600	$73.62

The PSP awards will normally vest after three years.  Once vested, sufficient ADRs will be transferred or allotted to the participant within 30 days.  No consideration was paid for the grant of PSP awards.

T May
Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 484 595 8252

Notes to editors

Registered in England 2883758 Registered Office as above

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.  Shire believes that a carefully selected portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.